Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anthony DiSandro, President
215-979-7910
PSB BANCORP, INC. ANNOUNCES SALE TO CONESTOGA BANCORP, INC.
PHILADELPHIA, PENNSYLVANIA — August 30, 2006 — PSB Bancorp, Inc. (NASDAQ: PSBI), the holding company for First Penn Bank, announced today the execution of a definitive agreement with Conestoga Bancorp, Inc. for the sale of PSB Bancorp to Conestoga Bancorp at a price of $17.00 per share payable in cash. The price per share payable by Conestoga is subject to a potential downward adjustment if certain assets are not sold by PSB prior to closing. If PSB elects not to sell the assets or any part of them, there will be a downward adjustment in the per share price. The maximum downward adjustment is $0.66 per share.
In connection with the execution of the agreement, directors of PSB, which hold 16.3% of the outstanding common stock, agreed to vote their shares in favor of the transaction.
At $17.00 per share or $16.34 per share, the price represents a 53.6% or 47.6% premium, respectively, to the current market price.
Conestoga, headquartered in Chester County, is a newly formed, private bank holding company that owns all the capital stock of newly formed Conestoga Bank, which opened its doors on July 28, 2006.

The Agreement is subject to regulatory approval and the approval of PSB Bancorp’s shareholders. The parties expect that the transaction will be completed in the fourth quarter of this year or the first quarter of 2007.
Anthony DiSandro, President of PSB, stated: “The execution of this Agreement fulfills our long standing commitment to deliver a strong premium to our shareholders. We are also pleased that PSB has affiliated with a de novo institution, which will result in the retention of the vast majority of PSB’s employees and no adverse impact on our customer base or the communities we serve.” Richard A. Elko, the President and Chief Executive Officer of Conestoga, stated: “We are delighted to acquire one of the last remaining independent banking franchises in the Greater Philadelphia market. This acquisition provides a foundation for Conestoga to build a highly successful community bank which is thoroughly committed to the goals of its customers.” More information about Conestoga can be found at www.conestogabank.com.
PSB is a bank holding company headquartered in Philadelphia, Pennsylvania with thirteen branches. At June 30, 2006, PSB had consolidated assets, deposits and shareholders’ equity of $562.4 million, $508.9 million and $46.9 million, respectively.
PSB Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with the merger, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read PSB’s Proxy Statement, when available, and the other material to be filed by PSB related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by PSB with the SEC (when they are filed and become available) free of charge at the SEC website at http://www.sec.gov. PSB will also provide a copy of these materials without charge at the Investor Relations section of its website at http://firstpennbank.com.

This press release may contain “forward-looking statements” which are made in good faith by PSB Bancorp, Inc. pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, and business of PSB Bancorp. PSB Bancorp notes that completion of the transaction described in this press release is subject to a number of conditions, including the approval of PSB Bancorp’s shareholders, regulatory approval and the satisfaction of a number of other conditions enumerated in the definitive agreement and there can be no assurance that the transaction described above will be completed on the terms described above or at all. PSB Bancorp does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of PSB Bancorp.
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